Exhibit 10 (A)

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT, dated as of the date set forth below (the “Award Date”) by and between CARPENTER TECHNOLOGY CORPORATION (the “Company”) and the undersigned Participant (the “Participant”). Capitalized terms that are not defined in this Agreement have the same meaning as defined in the CARPENTER TECHNOLOGY CORPORATION STOCK-BASED INCENTIVE COMPENSATION PLAN FOR OFFICERS AND KEY EMPLOYEES (the “Plan”), a copy of which is attached. The terms, conditions and provisions of the Plan are applicable to this Award Agreement and are incorporated by reference.

1. Grant of Award. Participant has been granted an Award of Restricted Stock Units under the Plan for Fiscal Year 20    , comprised of an aggregate of the number of Restricted Stock Units set forth below (collectively, the “Units”).

2. Duration of Restriction Period. The Restriction Period with respect to the Units will lapse on [check applicable box]:

One Year Performance-Based/Graded Vesting. , 20 for 50% of the Units and , 20 for the remainder of the Units.

Time-Based/Cliff Vesting. , 20 .

3. Conditions of Forfeiture. Subject to the provisions of Section 4 hereof, the Units are subject to forfeiture by Participant at any time during the applicable Restriction Period immediately upon termination of Participant’s employment with the Company. Upon any such forfeiture, all rights of Participant with respect to the forfeited Units shall terminate and Participant shall have no further interest of any kind therein.

4. Lapse of Restrictions on Death, Disability or Retirement. Notwithstanding any provision hereof to the contrary, in the event of termination of Participant’s employment prior to vesting by reason of (i) death, (ii) Disability, or (iii) Retirement, the Units will not be forfeited and the Participant shall become vested with respect to the Units on the same date as such death, Disability or Retirement.

5. Time and Form of Payment. Payment of Units shall be made as soon as practicable but not later than 30 days following the close of the Restriction Period or, if earlier, within 30 days following the earlier of the Participant’s death, Disability, or Retirement that constitutes a “Separation from Service” within the meaning of Code Section 409A. Payment shall be in the form of Common Stock, which has an aggregate Fair Market Value equal to the Fair Market Value of the Units at the close of the Restriction Period or earlier vesting date, as applicable. Notwithstanding anything herein to the contrary, if the Participant’s Award is subject to the application of Code Section 409A and if the Participant is a “Specified Employee” within the meaning of Code Section 409A and the Treasury regulations and other guidance thereunder, the Participant may not receive payment with respect to any Units earlier than 6 months following the Participant’s separation from service, except that in the event of the Participant’s earlier death, such Units shall be paid within 30 days after the Company receives notice of the Participant’s death.

6. Voting Rights. The Participant will not have the right to vote with respect to the Units prior to payment of Common Stock in satisfaction of the Units.

7. Dividend Equivalencies. The Company will pay, with respect to dividends paid on Common Stock prior to payment of Common Stock in satisfaction of the Units, an amount equivalent to the dividend that would have been paid on the Common Stock subject to the Units. The dividend equivalencies provided hereunder shall be paid within 30 days following the date the dividend was paid to the holders of the Company’s Common Stock and shall be in the form of (a) cash or (b) additional Units, which shall be subject to the provisions of this Award Agreement and added to the number of Units awarded hereunder. Notwithstanding the preceding, a dividend equivalent shall be forfeited if the Participant terminates employment with the Company for any reason prior to the payment date of the dividend equivalent.

8. Change in Control. Upon the occurrence of a Change in Control, any remaining conditions on forfeiture with respect to the Units shall immediately lapse pursuant to Section 8 of the Plan.

9. Tax Withholding. Participant authorizes the Company to deduct, to the extent required by statute or regulation, from payments of any kind due to Participant or anyone claiming through Participant, the aggregate amount of any federal, state, local or other taxes required to be withheld in respect of any present or future Award under the Plan. Participant acknowledges and agrees that FICA (Social Security and Medicare) taxes shall become due immediately upon the Participant’s attainment of Retirement-eligibility during the Restriction Period, regardless of whether Participant actually incurs Retirement.

10. Non-competition Covenant. This Section 10 shall be and become effective upon the Participant’s termination of Company employment or otherwise at the Committee’s (as defined in the Plan) discretion.

Participant’s Promises. Participant shall not for a period of eighteen (18) months after termination of Company employment, either himself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Company as of the date the Participant’s Company employment ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Participant’s termination of Company employment a customer, vendor or contractor of the Company; or (iii) solicit any employee of the Company to terminate his or her employment with the Company for purposes of hiring such employee or hire any person who is an employee of the Company.

Remedies. Participant acknowledges and agrees that in the event that Participant breaches any of the covenants in this Section 10, the Company will suffer immediate and irreparable harm and injury for which the Company will have no adequate remedy at law. Accordingly, in the event that Participant breaches any of the covenants in Section 10, the Company shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Company. In addition to the other remedies in this Section to which the Company may be entitled, the Company shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

11. Severability. The covenants in this Agreement are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.

12. Notices to Participant. Any notices or deliveries to Participant hereunder or under the Plan shall be directed to Participant at the address reflected for Participant on the Company’s payroll records or at such other address as Participant may designate in writing to the Company.

13. Binding Effect. Subject to the terms of the Plan, this Agreement shall be binding upon and inure to the benefit of the Company and its assigns, and Participant, his heirs and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement in two counterparts, to be effective as of the Award Date.

CARPENTER TECHNOLOGY CORPORATION

By:

Name:

Title:

PARTICIPANT

By:

Name:

Number of Award Units:

Award Date:

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